ZaZa Energy Corporation

1301 McKinney Street

Suite 3000

Houston, TX  77010

NEWS  RELEASE

NEWS  RELEASE

ZAZA ENERGY REPORTS RECORD 2012 THIRD QUARTER RESULTS

Company Reports Record Revenues and Net Income, Takes Steps to Improve its Financial Position and Provides Updates on its Core Eaglebine and Eagle Ford Resources

HOUSTON, TX (November 13, 2012) –  ZaZa Energy Corporation (“the Company” or “ZaZa”) (NASDAQ: ZAZA) today announced operational and financial results for its third quarter and nine- months ended September 30, 2012.

On February 21, 2012, following the successful consummation of a transaction under an Agreement and Plan of Merger and Contribution, ZaZa Energy Corporation became the parent company of ZaZa LLC and Toreador Resources Corporation.  The results of operations noted within this release and in the Company’s Form 10-Q on file with the Securities and Exchange Commission (“SEC”) include the results of the Company’s accounting predecessor, ZaZa LLC from January 1, 2012 through February 20, 2012, and all of its subsidiaries, including ZaZa LLC and Toreador, since February 21, 2012.  As such, all information for the comparable three and nine-month periods include pro forma results of operations as if the merger between ZaZa and Toreador has been completed at the beginning of each period presented.

“This marks our second quarter reporting pro forma results of the combined entity and should provide our shareholders with greater insight into our operations and financial performance,” stated Todd Brooks, Chief Executive Officer of ZaZa.  “There has been a lot of positive activity during the quarter, and we have taken prudent steps to position ZaZa for the future.  We enhanced our management and operating teams, successfully completed a debt offering which, along with other capital received from strategic transactions, has enhanced our capital position, and we took positive steps to increase our Eaglebine and Eagle Ford acreage.  We believe the Company is well positioned to realize both top and bottom line improvements and enhance shareholder value both near and long-term.”

Third Quarter Financial Comparisons

The Company reported total revenues and other income for the third quarter ended September 30, 2012 of $207.2 million as compared to $4.4 million in the comparable year-ago period.  This includes oil and gas revenues of $10.2 million and $0.8 million for the periods ended September 30, 2012, and September 30, 2011, respectively.  Other income for the 2012 third quarter was $197.0 million and there was no other income realized in the comparable year-ago period.

Operating expenses for the 2012 third quarter were $51.7 million (including $22 million in impairment charges and $8 million in stock compensation expense),  as compared to $6.9 million in the 2011 third quarter, resulting in operating income of $155.5 million, as compared to an operating loss of $2.5 million in the comparable period last year.  Net income available to common shareholders for the three months ended September 30, 2012, was $133.8 million, or $1.02 per diluted share, as compared to a net loss of $2.6 million, or a loss per diluted share of $0.03, for the three months ended September 30, 2011.

Third Quarter Milestones and Operational Updates

•

Hess Joint Venture:  The Company successfully negotiated the exit of its Joint Venture with Hess Corporation, when the two companies entered into agreements where ZaZa Energy France sold its 50% interest in certain Paris Basin exploration permits to Hess Oil France while retaining a 5%

713-595-1900 (Office)   ●713-595-1919 (Fax)●www.zazaenergy.com

Page | 2

overriding royalty interest capped at $130 million, and divided the Texas assets held by ZaZa Energy, LLC and Hess Corporation in the Eagle Ford area.  The division of assets in Texas resulted in ZaZa receiving approximately 60,500 additional net acres in the Eagle Ford core located in Southern Frio, Gonzalez, Fayette, DeWitt, Colorado and Lavaca Counties, increasing ZaZa’s net acreage position from 11,500 to 72,000 net acres.  Additionally, and subject to a threshold sales amount and a time limitation, a portion of net proceeds will be paid to ZaZa for any sales of Hess’ retained working interests in the Cotulla Prospect Area. The companies also mutually agreed to terminate their Agreements in both France and Texas. At the closing of this transaction, ZaZa received approximately $69 million in cash in addition to the previously received $15 million dollars related to an amendment of the companies’ Texas joint venture agreements in the second quarter of 2012.

•

Private Offering of Convertible Senior Notes: As announced in the third quarter, but consummated in the first week of the fourth quarter, ZaZa successfully completed the sale and issuance of $40.0 million in aggregate principal amount of 9% Convertible Senior Notes.  The Notes will be senior, unsecured obligations and will bear interest at a fixed rate of 9.0% per annum, and will mature in August, 2017, unless earlier converted, redeemed or repurchased.  The Company intends to use the net proceeds from the offering to fund drilling capital expenditures and leasehold transactions, as well as for general corporate purposes.

•

Filing of Financial Statements:  During the third quarter, ZaZa filed its Form 10-K for the period ended December 31, 2011, and both its first and second quarter Form 10-Qs for the periods ending March 31, 2012, and June 30, 2012, respectively.  As announced on September 13, 2012, ZaZa was informed by NASDAQ that it regained full compliance with NASDAQ’s continued listing standards.

•

Management Enhancements:  The Company announced the appointments of Todd Brooks as Chief Executive Officer, Ian Fay as Chief Financial Officer and John Hearn, Jr. as Chief Operating Officer.  All three senior executives have significant experience in the oil & gas sector, in negotiating and executing financial transactions and in asset development. ZaZa also continued to enhance its operating team across its Eaglebine and Eagle Ford properties.

•

Eaglebine/Woodbine Stingray Well:  During the third quarter, ZaZa completed the initial pilot hole drilling on its Eaglebine Stingray A-1H well in Walker County, TX.  The Company officially commenced hydraulic fracturing operations today, with initial production planned for late November.  Additionally, and as previously announced, ZaZa has entered into a multi-well rig contract with Nabors Drilling USA and has entered into a multi-year lease for a field office and yard near its Eaglebine acreage in Walker County, as it further appraises and delineates its Eaglebine acreage position.  Additionally, during the fourth quarter, the Company will begin drilling operations at its Eagle Ford Boening Well.

Mr. Brooks added, “The decision to exit our Joint Venture and divide assets with Hess was mutual and in the best interest of our Company and our shareholders.  It provided us financial resources, a significantly larger resource base and Working Interest in the Eagle Ford, and the opportunity to develop these resources at a more aggressive pace.  Additionally, the large, strategic 90,000 net acre block we have begun to develop in the Eaglebine play is located in the thickest part of one of the most prolific emerging oil and gas resource plays in North America.”

Ian Fay, Chief Financial Officer of ZaZa added, “With the cash received from the Hess division of assets, we paid down approximately one third of our debt on our Senior Secured Notes, while improving our balance

Page | 3

sheet and liquidity position.  We have focused exploration and development efforts in our Eagle Ford and Eaglebine acreage and believe we have sufficient resources at our disposal to execute our drilling plans.  We are also exploring strategic and operational alternatives to quickly and efficiently tap the resources we know are prevalent in these plays and which will provide additional capital to further develop our assets.”

Nine-Month Financial Comparisons

Total revenues and other income for the nine-month period ended September 30, 2012, were $224.0 million as compared to $16.3 million for the comparable 2011 nine-month period.  This includes oil and gas revenues of $27.0 million and $1.3 million for the nine month periods ended September 30, 2012, and September 30, 2011, respectively.  Other income for the 2012 nine-month period was $197.0 million and there was no other income realized in the comparable year-ago period.

Operating expenses for the 2012 nine-month period were $154.7 million (including legal and advisory fees incurred in connection with the Combination of $9.7 million, payment of $4.8 million to four executives of ZaZa LLC pursuant to net profit agreements between ZaZa LLC and each such executive, bonuses to ZaZa LLC Members of $17.5 million triggered by the Combination, as well as stock compensation expense of $13 million and impairment charges of $62.5 million) as compared to $11.2 million for the nine-month period ended September 30, 2011.  The Company reported operating income of $62.5 million compared to $5.2 million for the comparable nine-month periods in 2012 and 2011, respectively.  For the 2012 nine-month period, ZaZa reported a net loss of $33.4 million, or a loss per diluted share of $0.35, as compared to net income available to common shareholders of $5.0 million, or earnings per diluted share of $0.07.

For the period from February 21, 2012 to September 30, 2012, Toreador contributed $19.7 million in revenue and a $62.9 million net loss.

Results of Operations

The table below relates to the Company’s corporate activities and oil and gas exploration and production operations in the United States and France.

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Production:
Oil (Bbls):
United States	24,263	8,422	74,051	13,499
France	76,742	-	185,982	-
Total	101,005	8,422	260,033	13,499

Gas (Mcf):
United States	38,547	14,627	114,323	15,715
France	-	-	-	-
Total	38,547	14,627	114,323	15,715

BOE:
United States	30,688	10,860	93,104	16,118
France	76,742	-	185,982	-
Total	107,430	10,860	279,086	16,118

Average Price:
Oil ($/Bbl):
United States	$86.61	$87.00	$95.15	$89.15
France	$104.41	-	$105.59	-

Gas($/Mcf):
United States	$2.50	$4.64	$2.69	$4.68

Page | 4

The following table sets forth the Company’s interest in undeveloped acreage, developed acreage and productive well count as of September 30, 2012:

	Acres				Productive Wells
	Undeveloped		Developed		Gross		Net
	Gross	Net	Gross	Net	Gas	Oil	Gas	Oil
Eagle Ford:
Cotulla (1)	2,270	1,973	-	-	-	-	-	-
Moulton (2)	11,432	8,699	2,924	2,924	-	7	-	1.6
Sweet Home (3)	36,679	34,858	-	-	-	-	-	-
Hackberry (4)	23,334	20,761	1,324	1,324	2	-	2	-
Eaglebine	134,844	88,312	-	-	-	-	-	-
Other Onshore U.S.	640	426	2,424	59	-	4	-	0.1
Paris Basin	-	-	24,260	24,260	-	133	-	133

The following table presents ZaZa’s production data for the referenced geographic areas for the period ended September 30, 2012:

	For the Three Months Ended September 30, 2012
	Gas	Oil	Equivalent
	(Mcf)	(Bbls)	(BOE)
Eagle Ford:
Cotulla (1)	12,617	8,289	10,392
Moulton (2)	1,437	11,393	11,633
Sweet Home (3)	-	-	-
Hackberry (4)	24,249	2,763	6,804
Eaglebine	-	-	-
Other Onshore	244	1,819	1,859
Paris Basin	-	76,742	76,742
Total	38,547	101,005	107,430

(1)  As of July 24, 2012 we had an average working interest in the Cotulla properties of 9.75% and a net revenue interest of 7%.  We did not retain any interests in the Cotulla properties after the Hess separation, although we retained undeveloped acres.

(2)  As of July 24, 2012 we had an average working interest in the Moulton properties of 10% and a net revenue interest of 7.4%.  Our average interest increased to 100% working interest and 74% net revenue interest after the Hess separation.

(3)  As of July 24, 2012 we had an average working interest in the Sweet Home properties of 10% and a net revenue interest of 7.4%.  Our average interest increased to 100% working interest and 74% net revenue interest after the Hess separation.

(4)  As of July 24, 2012 we had an average working interest in the Hackberry properties of 10% and a net revenue interest of 7.4%.  Our average interest increased to 100% working interest and 74% net revenue interest after the Hess separation.

Balance Sheet Update

As of November 1, 2012, after giving effect to the receipt of net proceeds of the Convertible Note offering in October, 2012, and funding of overhead, operating and capital expenditures, the Company had $48.7 million of cash and cash equivalents.  The Company anticipates capital expenditures of approximately $23.8 million for the fourth quarter of 2012, primarily to drill a 2nd exploration well on its Eaglebine acreage and participate in three non-operated wells in the Gonzales/Fayette County Prospect.  Projected capital

Page | 5

expenditure will also be used to fund lease extensions and options in the Eaglebine and Eagle Ford areas.  Additionally, ZaZa disclosed that it anticipates activities for the remainder of 2012 to result in positive working capital of approximately $29 - $33 million at December 31, 2012, including the potential sale of the Company’s French subsidiary.

During the third quarter and immediately following the closing of the division of assets contemplated by the Hess Agreement, ZaZa paid down the outstanding principal amount of the Senior Secured Notes by $33.0 million and paid a $3.5 million associated fee.  Additionally, as part of the Paris Basin Agreement and upon selling the Paris Basin conventional assets, ZaZa will hold $15.0 million in escrow until all permits are successfully transferred to Hess.  Until such time as this transfer is completed, the escrow deposit and proceeds thereof will be invested in a JPMorgan Money Market deposit account.

Additional Updates

On October 2, 2012, ZaZa’s Board of Directors provided management the authorization to negotiate the sale of the Company’s French subsidiaries (“ZaZa France” or “ZEF”).  Numerous  unsolicited offers were received prior to this authorization, and ZaZa signed an exclusivity agreement with one company to begin due diligence.  As such, pursuant to ASC 360, the Company assessed the carrying value of its French assets compared to the preliminary negotiations on the purchase price, less costs to sell.  Based on that analysis, the Company recorded an impairment to oil and gas properties of $20.6 million for the three and nine-month periods ended September 30, 2012.

Mr. Brooks commented, “The effort to sell our France assets is consistent with our stated strategy to divest non-core assets, improve our capital structure and focus resources on the Eaglebine and Eagle Ford territories in Texas, as we believe these operations will result in greater value for our shareholders.  That has been, and continues to be, our primary focus.”

About ZaZa Energy Corporation

Headquartered in Houston, Texas, with offices in Corpus Christi, Texas and Paris, France, ZaZa Energy Corporation is a publicly-traded exploration and production company with primary assets in the Eagle Ford and Eaglebine resource plays in Texas. More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "forecasts" and similar references to future periods. These statements include, but are not limited to, statements about ZaZa’s ability to execute on exploration, production and development plans, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. While forward-looking statements are based on our assumptions and analyses that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance and financial condition to differ materially from our expectations. See "Risk Factors" in our 2011 Form 10-K filed with the Securities and Exchange Commission for a discussion of risk factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

JMR Worldwide

Jay Morakis, Partner

Tel: 212-786-6037

Email:

# # #

Page | 6

ZAZA ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2012	2011
	(Unaudited)
	(In thousands except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$24,623	$10,619
Restricted cash	-	111
Accounts receivable — joint interest	2,632	37,303
Accounts receivable — revenue receivable	838	533
Accounts receivable — related party	-	164
Prepayments and other current assets	3,587	2,150
Total current assets	31,680	50,880

Property and equipment
Oil and gas properties, successful efforts method	271,888	17,410
Furniture and fixtures	3,913	2,806
Total property and equipment	275,801	20,216
Accumulated depletion, depreciation and amortization	(10,687)	(1,260)
Property and equipment, net	265,114	18,956

Goodwill	-	-
Other assets	3,232	170

Total assets	$300,026	$70,006

Continued on next page

Page | 7

ZAZA ENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2012	2011
	(Unaudited)
	(In thousands except share and per share data)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable — trade	$9,377	$38,209
Accounts payable — related parties	115	419
Advances from joint interest owner		112
Accrued liabilities	9,210	19,895
Revolving line of credit	-	5,000
Notes payable to members	-	3,000
Income taxes payable	4,982	123
Total current liabilities	23,684	66,758

Long-term accrued liabilities	348	-
Asset retirement obligations	4,984	309
Deferred income taxes	69,547	-
Subordinated notes	47,330	-
Senior Secured Notes, net of discount	46,752	-
Warrants associated with Senior Secured Notes	38,947	-
Total liabilities	231,592	67,067

Stockholders’ equity (deficit) (See Note 1):
Preferred stock, $0.01 par value, 25,000,000 shares authorized; zero issued or outstanding	-	-
Common stock, $0.01 par value, 250,000,000 shares authorized; 101,769,953 and 75,976,500 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	1,018	760
Additional paid-in capital	100,909	-
Accumulated (deficit) retained earnings	(31,275)	2,179
Accumulated other comprehensive income	(2,218)	-
Total stockholders’ equity (deficit)	68,434	2,939

Total liabilities and stockholders’ equity (deficit)	$300,026	$70,006

Page | 8

ZAZA ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATION

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012	2011		2012	2011
	(Unaudited)			(Unaudited)
	(In thousands, except per share data)			(In thousands, except per share data)
Revenues and other income:
Oil and gas revenues	$10,211	$801		$26,991	$1,277
Bonus income	-	3,560		-	15,049
Other income	196,985	-		197,027	-
Total revenues and other income	207,196	4,361		224,018	16,326
Operating costs and expenses:
Lease operating expense	3,457	596		8,894	627
Exploration expense	3,181	-		3,284	-
Depreciation, depletion and amortization	4,130	200		10,395	485
Accretion expense	54	1		411	1
Impairment of oil and gas properties	22,746	-		22,746	-
Impairment of goodwill	-	-		39,749	-
General and administrative	18,155	6,104		76,057	10,054
Total operating costs and expenses	51,723	6,901		161,536	11,167
Operating income (loss)	155,473	(2,540)		62,482	5,159
Other expense
Foreign currency exchange (gain) loss	(85)	-		138	-
Loss on extinguishment of debt	15,224	-		15,224	-
Interest expense, net	3,736	51		9,999	153
(Gain) loss on fair value of warrants	(27,106)	-		5,315	-
Total other expense	(8,231)	51		30,676	153
Income (loss) before taxes	163,704	(2,591)		31,806	5,006
Income tax provision	29,872	(29)		65,260	56
Net income (loss) available to common shareholders	$133,832	$(2,562)		$(33,454)	$4,950

Basic income (loss) available to common shareholders per share:	$1.32	$(0.03)		$(0.35)	$0.07

Diluted income (loss) available to common shareholders per share:	$1.02	$(0.03)		$(0.35)	$0.07

Weighted average shares outstanding:
Basic	101,731	75,977	(a)	96,879	75,977	(a)
Diluted	105,020	75,977	(a)	96,879	75,977	(a)

Consolidated Statement of Comprehensive Income
Net income (loss)	$133,832	$(2,562)		$(33,454)	$4,950
Foreign currency translation adjustments, net of taxes	(4,398)	-		(2,218)	-
Comprehensive income (loss)	$129,434	$(2,562)		$(35,672)	$4,950

Page | 9

(a)  Adjusted to reflect the February 21, 2012 Merger with Toreador Resources Corporation, giving retroactive effect for the issuance of shares to former ZaZa LLC members.  See Note 1 to the consolidated financial statements.

(b)  General and administrative expense for the nine months ended September 30, 2012 totaled $76.1 million, compared to $10.1 million for the same period in 2011. This increase is due to legal and advisory fees incurred in connection with the Combination of $9.7 million, payment of $4.8 million to four executives of ZaZa LLC pursuant to net profit agreements between ZaZa LLC and each such executive; and bonuses to ZaZa LLC Members of $17.5 million triggered by the Combination.  Also included is stock compensation expense of $13.0 million due to stock granted in the second quarter of 2012.  The French operations also contributed $13.2 million of general and administrative costs.  Additionally, in the nine months ended September 30, 2012 and 2011, G&A expense was offset by $3.2 million and $6.6 million, respectively, for reimbursements made under the terms of the Hess joint venture for expenses related to lease acquisition costs.